SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TeleCommunication Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

EXPLANATION:	The Company is filing an Amended Schedule 14A to reflect certain corrections to the "2007 Grants of Plan-Based Awards" table.

275 West Street
Annapolis, Maryland 21401

May 1, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TeleCommunication Systems, Inc. (“TCS”) to be held on Thursday, June 12, 2008, at 10:00 a.m. local time, at The Westin Annapolis hotel, 100 Westgate Circle, Annapolis, MD 21401. The business to be conducted at the Annual Meeting is set forth in the formal notice that follows.

The Board of Directors urges you to read the accompanying Notice of Annual Meeting and Proxy Statement, and recommends that you vote FOR the election of the directors nominated.

The vote of every stockholder is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We rely upon all stockholders to execute and return their proxies in order to avoid costly proxy solicitation. Therefore, in order to save TCS the unnecessary expense of further proxy solicitation, I ask that you promptly sign and return the enclosed proxy card in the envelope provided.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Maurice B. Tosé
Chairman of the Board
Chief Executive Officer and President

TELECOMMUNICATION SYSTEMS, INC.
275 West Street, Suite 400
Annapolis, Maryland 21401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TeleCommunication Systems, Inc. (“TCS” or the “Company”), a Maryland corporation, will be held on Thursday, June 12, 2008, at 10:00 A.M. local time, at The Westin Annapolis hotel, 100 Westgate Circle, Annapolis, MD 21401 for the following purposes:

1. To elect two Class I directors to hold office until the Annual Meeting of Stockholders in 2011 and until their respective successors are duly elected and qualified.

2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Pursuant to the Second Amended and Restated Bylaws of the Company (the “Bylaws”), its Board of Directors has fixed the close of business on April 30, 2008 as the Record Date for the determination of those stockholders who will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Therefore, only record holders of TeleCommunication Systems, Inc. Class A Common Stock and Class B Common Stock at the close of business on that date are entitled to notice of and to vote shares held on the Record Date at the Annual Meeting and any adjournments or postponements thereof.

If you plan to attend the Annual Meeting, please be prepared to present valid picture identification. If you hold your shares through a broker or other nominee, the Company will accept proof of ownership only if you bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your share ownership in the Company as of April 30, 2008.

Whether or not you expect to attend the Annual Meeting, we urge you to carefully review the enclosed materials. Your vote is important. All stockholders are urged to attend the Annual Meeting in person or by proxy. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please indicate your vote, sign, date and return each proxy card so that all of your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may choose to vote in person even if you previously have sent in your proxy card.

By Order of the Board of Directors

Bruce A. White
Secretary
Annapolis, Maryland
May 1, 2008

TeleCommunication Systems, Inc.
275 West Street, Suite 400
Annapolis, Maryland 21401

PROXY STATEMENT

GENERAL INFORMATION

Why Am I Receiving this Proxy Statement and Proxy Card?

You are receiving this Proxy Statement and a proxy card because you own shares of common stock, either Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), or Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) of TCS. This Proxy Statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Thomas M. Brandt, Jr. and Bruce A. White as your proxies at the Annual Meeting. Messrs. Brandt and White will vote your shares as you have instructed them on the proxy card at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your proxy card in advance of the Annual Meeting just in case your plans change. This Proxy Statement is being mailed to you on or about May 1, 2008.

If an issue comes up for vote at the Annual Meeting that is not on the proxy card, Messrs. Brandt and White will vote your shares, under your proxy, in accordance with their best judgment.

Who Is Soliciting this Proxy?

The TCS Board of Directors is soliciting your proxy card in connection with this Proxy Statement.

What Is the Purpose of the Annual Meeting?

The business to be conducted at the Annual Meeting is set forth in the formal notice. Specifically, the matter includes the election of two directors to hold office until the Annual Meeting of Stockholders that is to be held in 2011 and until their respective successors are duly elected and qualify.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, April 30, 2008 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on that date at the Annual Meeting, or any adjournments or postponements thereof. At the close of business on April 24, 2008, 35,026,535 shares of TCS Class A Common Stock and 7,301,334 shares of Class B Common Stock were outstanding and entitled to vote at the Annual Meeting.

How Many Votes Does Each Share of Common Stock Entitle its Holder to Cast?

Each share of Class A Common Stock is entitled to one vote per share at the Annual Meeting. Each share of Class B Common Stock is entitled to three votes per share at the Annual Meeting.

Who Can Attend the Annual Meeting?

Only stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 9:30 a.m. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you must bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

How Many Votes Do We Need to Hold the Annual Meeting?

In order to conduct business at the Annual Meeting, our Bylaws require the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on the matters to be presented at the Annual Meeting. This is called a “quorum”. Proxy cards received by us but marked “WITHHOLD” will be included in the calculation of the number of shares considered to be present at the Annual Meeting; but shares held by a broker that are not voted on any matter will not be included in the calculations of whether a quorum is present.

How Do I Vote?

You May Vote by Mail. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you return a signed proxy card but do not provide voting instructions, your shares will be voted to elect the two directors listed in this Proxy Statement to hold office until the Annual Meeting of Shareholders in 2011, and until their respective successors are duly elected and qualified.

You May Vote in Person at the Annual Meeting. Written ballots will be passed out to stockholders entitled to vote at the Annual Meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your stockbroker to vote at the Annual Meeting.

Can I Change My Vote or Revoke My Proxy After I Return My Proxy Card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is voted at the Annual Meeting by Messrs. Brandt and White by mailing to Mr. White, the Secretary of TCS, either a written notice of revocation or an executed proxy card with a later date than the one you previously submitted, at TCS’s offices, 275 West Street, Annapolis, Maryland 21401. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. You can also revoke your proxy at the Annual Meeting on a form that we will provide at the Annual Meeting, or you can appear in person at the Annual Meeting and vote, in person, the shares to which your proxy relates.

What If I Wish to Withhold Authority from Voting on the Election of a Particular Director or Directors?

If you wish to withhold authority from voting on the election of a particular director or directors, you may do so by marking “WITHHOLD AUTHORITY,” as applicable, on the enclosed proxy card.

Will My Shares Be Voted If I Do Not Sign and Return My Proxy Card?

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either: (i) vote your shares on routine matters, or (ii) leave your shares unvoted. Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters, but not with respect to non-routine matters. If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm if your shares are held in street name. This ensures that your shares will be voted at the Annual Meeting.

Who Pays the Cost of Solicitation of My Proxy?

The expense of soliciting proxies and the cost of preparing, assembling and mailing proxy materials in connection with the solicitation of proxies will be paid for by TCS. In addition to the use of mails, certain directors, officers or employees of TCS, who receive no compensation for their services other than their regular salaries, may solicit proxies. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and TCS may reimburse them for reasonable out-of-pocket and clerical expenses.

When are Stockholder Proposals and Nominations for the Election of Directors for the 2009 Annual Meeting of Stockholders Due?

The Company provides all stockholders with the opportunity, under certain circumstances and consistent with the Bylaws and the rules of the Securities and Exchange Commission (“SEC”), to participate in the governance of the Company by submitting proposals that they believe merit consideration and nominations for the election of directors at the Annual Meeting of Stockholders to be held in 2009. To enable management adequately to analyze and respond to proposals stockholders wish to have included in the Proxy Statement and proxy card for that meeting, SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that any such proposal be received by the Company in writing no later than January 1, 2009. Any stockholder proposal or director nomination must also be in compliance with the Bylaws. Pursuant to the Bylaws, any stockholder proposal or director nomination for that meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if it is received by the Company earlier than January 1, 2009 or later than January 31, 2009.

Proxies solicited by the Board of Directors for the Annual Meeting of Stockholders to be held in 2009 may confer discretionary authority to vote on any untimely stockholder proposals or director nominations without express direction from stockholders giving such proxies. All stockholder proposals and director nominations must be addressed to the attention of the Secretary at 275 West Street, Annapolis, Maryland 21401. The Chairman of the Annual Meeting may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the Bylaws or the foregoing procedures.

How Can I Communicate with the Company’s Board of Directors?

Stockholders may send correspondence to the Board of Directors or to any individual Director at the following address: TeleCommunication Systems, Inc., 275 West Street, Suite 400, Annapolis, MD 21401. The communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating Committee, the General Counsel and Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The General Counsel and Secretary will review and log all other communications and subsequently deliver it to the specified Directors

What Are The Board’s Recommendations?

Unless you give other instructions on your proxy card, Messrs. Brandt and White, in their respective capacity as proxy holders, will vote in accordance with the recommendation of the Board of Directors.

The Board’s recommendation is to vote:

•	to elect the two directors listed in this Proxy Statement to hold office until the Annual Meeting of Shareholders in 2011 and until their respective successors are duly elected and qualify.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in their own discretion.

What Vote Is Required to Approve Each Item?

Election of the Nominees for Director

If a quorum is present, the affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors. Consequently, abstentions, including proxy cards marked “WITHHOLD AUTHORITY” and broker non-votes have no impact on the election of directors. Unless a properly executed proxy card is marked “WITHHOLD AUTHORITY,” the proxy given will be voted “FOR” the nominees for director.

Transaction of Other Business

If a quorum is present, the approval of any other proposal that may come before the before the Annual Meeting properly, generally requires an affirmative vote of a majority of all the votes cast in person or by proxy and entitled to vote. A properly executed proxy card marked “ABSTAIN” with respect to the transaction of other business will not be voted. Accordingly, abstentions and broker non-votes will have no impact on the vote concerning the proposal.

ITEM 1 — ELECTION OF DIRECTORS

At the Annual Meeting, two directors are to be elected to hold office until the Annual Meeting of Stockholders in 2011 and until their respective successors are duly elected and qualified, except in the event of death, resignation or removals. The number of directors which constitutes our Board of Directors is currently set at eight. However there are two vacancies on the Board of Directors.

Our Amended and Restated Articles of Incorporation provide that our Board of Directors is divided into three classes based on their terms of office: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting at which that director was elected. Messrs. Heintzelman and Kozak were elected as a Class I directors at the 2005 Annual Meeting of Stockholders to hold office until the 2008 Annual Meeting of Stockholders. If reelected, the Class I directors will serve for a term that expires at the 2011 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Our Bylaws provide that a majority of the then existing Board of Directors may fill a vacancy on the Board of Directors at any time, and that such director elected by the Board of Directors serves until the next annual meeting of stockholders and until his or her successor is elected and qualifies. All current directors have been duly elected by the stockholders.

Board Meetings

The Board of Directors met in Committees a total of thirteen times in 2007. In addition, the full Board met twice during 2007 to review the actions of the Committees and other TCS business. All of the directors attended 100% meetings of the Board of Directors and Board Committees of which they were a member. All members of the Board of Directors attended the 2007 Annual Meeting of Shareholders.

Board of Directors Nominations

Nominating Committee

The Board of Directors maintains a Nominating Committee, which is currently comprised of Messrs. Marchant, Bethmann and Latham. Mr. Marchant serves as the Chairman. The Board of Directors has determined that each member of the Nominating Committee is “independent” as defined by the listing standards of The Nasdaq Global Market (“Nasdaq”) and all applicable rules and regulations of the SEC governing the qualifications of Nominating Committee members. The purpose of the Nominating Committee is to recommend persons for membership on the Board of Directors, including consideration of shareholder nominations, and to establish criteria and procedures for the selection of new directors. The Nominating Committee met three times in 2007.

The Nominating Committee’s Charter is available on the Company’s website at www.telecomsys.com and will be provided to stockholders upon request.

Nominating Process

The Nominating Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding values and standards of the Company. Members of the Board of Directors should have broad experience at the policy-making level in business, government, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In identifying candidates for membership on the Board of Directors, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company. Each member of the Board of Directors must represent the interests of the stockholders of the Company. The Nominating Committee also reviews and determines whether existing members of the Board of Directors should stand for reelection, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the Board. Once the Nominating Committee has selected appropriate candidates for election as a director, it presents the candidates to the full Board of Directors for election, if the selection has occurred during the course of the year, or for nomination, if the director is to be elected by the stockholders. Members of at least one class of Directors are nominated each year for election by the stockholders and are included in the Company’s Proxy Statement.

The Nominating Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. The Nominating Committee will consider stockholder recommendations for candidates for the Board of Directors that are properly submitted in accordance with the Bylaws. In evaluating such recommendations, the Nominating Committee will use the qualifications standards discussed above and seek to achieve a balance of knowledge, experience and capability on the Board of Directors.

The Bylaws provide the procedure for stockholders to make director nominations. A stockholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company:

•	in the case of an annual meeting, not more than 120 days and not less than 90 days prior to the earliest of (i) such annual meeting, (ii) the first anniversary of the mailing date of the notice of the preceding year’s annual meeting and (iii) the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be so delivered not earlier than the 120th day prior to the annual meeting and not later than the earlier of the close of business on the 90th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and

•	in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the earlier of the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs.

A stockholder’s notice to the Secretary must be in writing and set forth:

•	as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors pursuant to Regulation 14A of the Exchange Act, and the rules and regulations promulgated thereunder; and

•	as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on the Company ’s books and of the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A of the Exchange Act, and the rules and regulations promulgated thereunder.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth above. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice of a stockholder proposal hereunder.

Nominees for Director

At the Annual Meeting, two directors are to be elected to hold office until the Annual Meeting of Stockholders in 2011 and until their respective successors are duly elected and qualified, except in the event of death, resignation or removal.

Unless otherwise specified, your proxy will be voted “FOR” the election of the nominees listed below, except that in the event any of those named should not continue to be available for election, discretionary authority may be exercised by the proxy holders to vote for a substitute of their choice. However, TCS knows of no circumstances that would make any nominee named herein unavailable. The nominees are each currently members of the Board of Directors.

The following nominees for director will serve until the Annual Meeting of Stockholders in 2011 and until their respective successors are duly elected and qualified.

Class I Directors — Terms expiring in 2011

Clyde A. Heintzelman, 69, Member of the Audit Committee

Mr. Heintzelman joined the Board of Directors in December 1999. He is the Chairman of the Board of Citel, a company focused on enabling enterprise IP telephony with existing PBX infrastructure. Mr. Heintzelman was the Chairman of the Board of Optelecom, Inc. from February 2000 to June 2003, also serving as the interim President and Chief Executive Officer during 2002. Prior to joining Optelecom, Mr. Heintzelman was the President of Net2000 Communications, from November 1999 to May 2001. From December 1998 to November 1999, Mr. Heintzelman was the President and Chief Executive Officer of SAVVIS Communications Corporation, a networking and Internet solutions company. From 1995 to 1998, Mr. Heintzelman was the President and Chief Operating Officer of DIGEX, Inc. Prior to joining DIGEX, Inc., Mr. Heintzelman was a General Manager for Bell Atlantic. Mr. Heintzelman also serves on the Board of Directors of SAVVIS Communications Corporation and ITC Deltacom. Mr. Heintzelman holds a B.A. degree in Marketing from the University of Delaware.

Richard A. Kozak, 62, Chairman of the Audit Committee

Mr. Kozak joined the Board of Directors in December 1999. He is currently Chairman of R&D2 LLC, a company engaged in helping early stage companies commercialize their intellectual property assets. In 1998, Mr. Kozak founded and was the Chief Executive Officer and Chairman of the Board of Directors of 1eEurope, Ltd., formerly Galileo Communications, Ltd., a portfolio of companies focused on providing integrated e-business solutions to mid and large-size companies throughout Europe. From 1993 to 1997, Mr. Kozak was a co-founder and the President, Chief Executive Officer and member of the Board of Directors of American Communications Services, Inc., which became e.spire Communications, Inc. Prior to forming American Communications Services, Inc. in 1993, Mr. Kozak was the President of the Southern Division of MFS Communications, which was acquired by MCI WorldCom. From 1986 through 1989, Mr. Kozak was Vice President and General Manager of Global Messaging Services for GTE Telenet, now part of Sprint International. He holds a B.S. degree in Engineering from Brown University and an M.B.A. in Finance from The George Washington University School of Government and Business Administration. He is a member of the board of advisors for the Dingman School of Entrepreneurship at the University of Maryland, and the Chesapeake Innovation Center in Annapolis, Maryland

Directors Continuing in Office

Class II Directors — Terms expiring in 2009

Weldon H. Latham, 61, Member of the Compensation and Nominating Committees

Weldon H. Latham joined the Board of Directors in December 1999. Mr. Latham has been a senior partner with the law firm of Davis Wright Tremaine since July 2004. From 2000-04, he was a senior partner at the law firm of Holland & Knight. From 1992-2000, Mr. Latham was a partner at the law firm of Shaw Pittman. From 1986-92, Mr. Latham was a managing partner of the Virginia office of the law firm Reed Smith. From 1981-86, Mr. Latham was the Vice President and General Counsel of Sterling Systems Inc., a software company that was acquired by Planning Research Corporation (PRC). Mr. Latham was appointed Executive Assistant and Counsel to the PRC Chairman and CEO. From 1979-81, Mr. Latham served as General Deputy Assistant Secretary, U.S. Department of Housing and Urban Development and previously served as Assistant General Counsel, Executive Office of the President (OMB) from 1973-76. Previously, Mr. Latham served as a Captain, Office of the Secretary, Air Force General Counsel’s Honors Program from 1971-73. Mr. Latham holds a B.A. degree in Business Administration from Howard University, a J.D. degree from Georgetown University Law Center, and an executive management certificate from the Amos Tuck Business School at Dartmouth College.

Byron F. Marchant, 50, Chairman of the Nominating Committee, Member of the Audit Committee

Mr. Marchant joined the Board of Directors in December 1999. He has been the Executive Vice President, General Counsel and Chief Administrative Officer of Black Entertainment Television, Inc. (BET) since 1997. Prior to joining BET, Mr. Marchant was a partner in the law firm Patton Boggs, LLP. From 1995 to 1996, Mr. Marchant was our Senior Vice President and General Counsel. Additional positions that Mr. Marchant has held include Senior Legal Advisor to an FCC Commissioner and an attorney with the law firm Sidley & Austin. Mr. Marchant also serves on the Board of Directors of Cable Positive, American Red Cross of the Washington Metropolitan Area and the U.S. Naval Academy Foundation. He also is a member of the Advisory Committee to the Sallie Mae Foundation. The Governor of Virginia appointed Mr. Marchant to the Board of Visitors of George Mason University for a four-year term that began in the Fall of 2003. Mr. Marchant holds a B.S. degree from the U.S. Naval Academy and a J.D. degree from the University of Virginia Law School.

Class III Directors — Terms expiring in 2010

Maurice B. Tosé, 51, Chairman of the Board, President and Chief Executive Officer

Mr. Tosé founded TeleCommunication Systems (TCS) in 1987 and has been a director and Chairman of the Board of Directors since then. Prior to founding TCS, Mr. Tosé was the Director of Department of Defense Programs for Techmatics, Inc., headquartered in Silver Spring, Maryland and co-founder, chairman of the board, United States Naval Academy Samuel P. Massie Education Endowment.

James M. Bethmann, 53, Chairman of the Compensation Committee, Member of the Nominating Committee

Mr. Bethmann joined the Board of Directors in April 2006, and currently serves as Chairman of the Compensation Committee and is a member of the Nominating Committee. Mr. Bethmann is a Managing Partner of Heidrick and Struggles following its acquisition of Highland Partners where he was a Vice Chairman of the firm. Heidrick and Struggles is a retained executive search firm, and Mr. Bethmann is a partner in the Technology/IT Services and Industrial sectors. Before joining Highland Partners, Mr. Bethmann was Managing Director and co-led Korn/Ferry International’s Advanced Technology practice in North America, and established and led the firm’s software and emerging technologies practice. Prior to joining Korn/Ferry, Mr. Bethmann led the Southwest Technology Practice of Russell Reynolds Associates. Before executive search, Mr. Bethmann served as a Corporate Officer and a President of Recognition International, a supplier of high-performance document recognition systems, image, and workflow software solutions for leading businesses in the Americas, Pacific Rim, and Europe. He began his career in the U.S. Navy, achieving the rank of Lieutenant Commander. Mr. Bethmann holds a B.S. degree from the U.S. Naval Academy where he currently is a board trustee.

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES.

Director Compensation

For 2007, Directors who are not employees of TCS (that is, all directors except for Mr. Tosé) were paid an annual retainer of $10,000, and fee of $1,500 for each Board meeting and $1,000 for each Committee meeting in which the director participated. The Chairman of the Audit Committee was paid an additional annual retainer of $9,000, and the Chairman of the Compensation Committee was paid an additional annual retainer of $4,500.

Generally, each director who is not an employee of TCS (that is, all directors except for Mr. Tosé) is granted restricted stock or options to purchase shares of Class A Common Stock under our Fifth Amended and Restated 1997 Stock Incentive Plan for each year of service on the Board. These restricted shares or options vest in equal amounts at the end of each semi-annual term of service on the Board. In addition, non-employee directors are reimbursed for expenses incurred in connection with their board service. The following Table summarizes all amounts paid to non-employee Directors for fiscal year 2007:

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)	($)	($)

James M. Bethmann	$25,500	$17,500	$43,000
Clyde A. Heintzelman	$19,000	$17,500	$36,500
Richard A. Kozak	$27,000	$17,500	$45,000
Weldon H. Latham	$22,000	$17,500	$39,500
Byron F. Marchant	$20,000	$17,500	$37,500

In January 2008, after reviewing industry comparable compensation trends for Boards of Directors of comparably sized companies in the industries in which TCS participates as published in the Director

Compensation Report of the National Association of Corporate Directors, the Board voted unanimously to revise Board annual fees as follows:

Target Total Annual Compensation	$55,000
Board retainer	$15,000
Audit Committee Chairman retainer	$11,000
Compensation Committee Chairman retainer	$5,500
Nominating Committee Chairman retainer	$4,500
Board per-meeting fee	$3,000
Committee per-meeting fee	$2,000
Non-cash compensation (value)	$20,000

The Target Total Annual Compensation may be comprised of cash, non-cash in the form of stock options or restricted shares with a stated vesting schedule, or a combination of the two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The number of shares beneficially owned by a person includes shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 30, 2008. The shares issuable pursuant to these options are deemed outstanding for computing the percentage ownership of the person holding these options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

The following table lists the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by directors and our named executive officers of the Company as of April 30, 2008.

	Shares		Percentage of Shares
Name and Address of	Beneficially Owned		Beneficially Owned
Beneficial Owner(1)	A Shares	B Shares(3)	A Shares	B Shares

Directors and executive officers:
Maurice B. Tosé(2)	1,842,548	7,301,334	5.0%	100%
Richard A. Young(4)	1,138,183	—	3.2%	—
Thomas M. Brandt, Jr.(5)	910,999	—	2.5%	—
Drew A. Morin(6)	1,116,501	—	3.1%	—
Timothy J. Lorello(7)	677,947	—	1.9%	—
James M. Bethmann(8)	8,736	—	*	—
Clyde A. Heintzelman(9)	101,562	—	*	—
Richard A. Kozak(10)	85,173	—	*	—
Weldon H. Latham(10)	106,173	—	*	—
Byron F. Marchant(11)	55,956	—	*	—
All directors and executive officers as a group (10 persons)(12)	6,043,778	7,301,334	15.2%	100%
Five percent holders:
Marathon Capital Management, LLC(13)	2,829,239	—	8.1%	—
S Squared Technology LLC(14)	2,589,400	—	7.4%	—
Renaissance Technologies Corp.(15)	1,961,300	—	5.6%	—

*	Less than 1%.

(1)	Except as set forth herein, the business address of the named beneficial owner is c/o TeleCommunication Systems, Inc., 275 West Street, Annapolis, Maryland 21401.

(2)	Includes 1,608,252 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2008. Under the rules of the SEC, Mr. Tosé is deemed to beneficially own 223,995 shares of Class A Common Stock owned by Teresa M.S. Layden, Mr. Tosé’s wife, 215,753 shares of Class B Common Stock held in a trust for the benefit of Mr. Tosé’s and Ms. Layden’s children, and 43,142 shares of Class B Common Stock held by Mr. Tosé’s minor children. Mr. Tosé disclaims beneficial ownership of all of these shares.

(3)	The holders of Class B Common Stock are entitled to three votes per share on all matters submitted to a vote of the stockholders. Each share of our Class B Common Stock is convertible at any time, at the option of the holder, into one share of our Class A Common Stock.

(4)	Includes 981,705 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2008. Under the rules of the SEC, Mr. Young is deemed to beneficially own 30,000 shares of Class A Common Stock held in a trust for the benefit of Mr. Young’s wife and children. Mr. Young disclaims beneficial ownership of all of these shares.

(5)	Includes 758,956 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2008. Under the rules of the SEC, Mr. Brandt is deemed to beneficially own 51,370 shares of Class A Common Stock held in a trust for the benefit of Mr. Brandt’s wife. Mr. Brandt disclaims beneficial ownership of all the shares in the trust.

(6)	Includes 662,586 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2008. Under the rules of the SEC, Mr. Morin is deemed to beneficially own 165,354 shares of Class A Common Stock held in a trust for the benefit of Mr. Morin’s wife and child. Mr. Morin disclaims beneficial ownership of all of these shares.

(7)	Includes 420,556 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2008. Under the rules of the SEC, Mr. Lorello is deemed to beneficially own 236,849 shares of Class A Common Stock held in a trust for the benefit of Mr. Lorello’s wife and children. Mr. Lorello disclaims beneficial ownership of all these shares.

(8)	Includes 2,166 shares of restricted Class A Common Stock.

(9)	Includes 85,899 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2008 and 2,166 shares of restricted Class A Common Stock.

(10)	Includes 39,666 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2008 and 2,166 shares of restricted Class A Common Stock.

(11)	Includes 53,791 shares of Class A Common Stock issuable upon the exercise of stock options exercised within 60 days of April 30, 2008 and 2,166 shares of restricted Class A Common Stock.

(12)	Includes an aggregate of 4,651,077 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2008 and 10,830 shares of restricted Class A Common Stock.

(13)	According to a Schedule 13G filed with the SEC on February 6, 2008, the address of Marathon Capital Management, LLC is 4 North Park Dr., Suite 106, Hunt Valley, Maryland 21030.

(14)	According to a Schedule 13G filed with the SEC on February 12, 2008, the address of Renaissance Technologies, LLC is 800 Third Avenue, New York, New York 10022.

(15)	The address of each of S Squared Technology, LLC (“SST”), S Squared Technology Partners, L.P. (“SSTP”), Seymour L. Goldblatt and Kenneth A. Goldblatt is 515 Madison Ave., New York, NY 10022. SST and SSTP are registered investment advisers. Seymour Goldblatt is the President of each of SST and SSTP and owns a majority of the interests in SST. Kenneth Goldblatt owns a majority of the interests in SSTP. The Schedule 13G dated January 15, 2008 and filed with the SEC states that the report relates to shares held for the accounts of multiple private investment funds for which SST or SSTP acts as investment adviser.

Executive Officers

The Board has elected the executive officers to serve for indefinite terms. The following table sets forth the name of each executive officer as of December 31, 2007 and the principal positions and offices he holds with the Company. Unless otherwise indicated, each of these officers has served as an executive officer of the Company for at least five years.

Name	Age	Information About Executive Officer

Maurice B. Tosé	51	Chairman of the Board of Directors, President and Chief Executive Officer since 1987. Prior to founding TCS, Mr. Tosé was the Director of Department of Defense Programs for Techmatics, Inc., headquartered in Silver Spring, Maryland.
Richard A. Young	61	Executive Vice President and Chief Operating Officer. Mr. Young directs all day-to-day activities in the Company including goal setting, performance monitoring, and deployment of key personnel. Mr. Young joined TCS in 1992 and has served in a chief operating management role throughout his tenure.
Thomas M. Brandt, Jr.	56	Sr. Vice President and Chief Financial Officer. Mr. Brandt joined the Company in 1997, assuming responsiblility for the Company’s financial management, reporting, controls, accounting, and administration.
Drew A. Morin	47	Sr. Vice President and Chief Technology Officer. Mr. Morin joined the company in 1988, assuming responsibility for the technical direction and coordination of TCS’ development activities across business units.
Timothy J. Lorello	50	Sr. Vice President, Commercial Sales and Chief Marketing Officer, In 2007, Mr. Lorello assumed the additional responsibility of Sales lead for our Commercial segment offerings. In 2002. Lorello assumed responsibility for positioning and product management, marketing communications, branding activities, and product strategy for all of our products and services. Mr. Lorello joined our company in 1995 to head our network intelligence application software group where he was responsible for the marketing and development of software applications and services sold to wireless carriers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons that beneficially own more than 10% of our Class A Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Common Stock and other equity securities. Copies of these reports must be filed with us. Based solely on our review of the copies of these reports filed with us, and written representations that no other reports were required, to our knowledge, all reports required by Section 16(a) were timely filed in 2007 except as follows: Messrs. Bethmann, Heintzelman, Latham, Marchant and Morin filed one Form 4 one day late; Mr. Kozak filed two Forms 4 one day late. All of the late Form 4 filings resulted from administrative oversight.

CORPORATE GOVERNANCE

Independence

The Board of Directors has determined that each member of the Board of Directors, other than Mr. Tosé, is “independent” as defined by the listing standards of the Nasdaq.

Code of Ethics and Business Conduct

The Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on the company’s website at www.telecomsys.com. The Company requires all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the company’s best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

Committees of the Board of Directors

Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and its members are Mr. Richard A. Kozak, Mr. Clyde A. Heintzelman and Mr. Byron F. Marchant. The members of the Audit Committee are “independent” as defined by the listing standards of the Nasdaq. The Board of Directors has determined that Mr. Kozak, Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K under the Securities Act of 1933, as amended.

The Board of Directors adopted and approved a written charter for the Audit Committee in 2003, a copy of which may be found on the TCS Web site (http://www.telecomsys.com). Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee held four quarterly meetings in 2007 to review quarterly operating results, and one additional meeting to review other matters. The Audit Committee met in executive session with Ernst & Young representatives and/or the Company’s internal auditor, without the presence of management, three times during 2007.

For the fiscal years ended December 31, 2007 and 2006, professional services were performed by Ernst & Young LLP. Total fees paid to Ernst & Young LLP aggregated $595,278 and $846,212 for the fiscal years ended December 31, 2007 and 2006, respectively, and were composed of the following:

	Years ended
	December 31 ($000)
	2007	2006

Audit Fees	$581	$621
Audit-Related Fees	14	223
Tax Fees	0	0
All Other Fees	0	2

Total Professional Services	$595	$846

Audit Fees: The aggregate fees billed for the audit of the annual financial statements for the fiscal years ended December 31, 2007 and 2006, for reviews of the financial statements included in the TCS Quarterly Reports on Form 10-Q, for testing and evaluating internal controls over financial reporting and for assistance with and review of documents filed with the SEC were $581,010 for 2007 and $621,481 for 2006.

Audit-Related Fees: Audit related fees include: attest services that are not required by statute or regulation, internal control reviews and consultations concerning evaluating internal controls over financial reporting and other financial accounting/reporting matters. The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2007 and 2006 was $14,268 and $222,731, respectively. The reported fees relate primarily to carve-out audit procedures for the Company’s Mobile Asset Management division that was held for sale.

Tax Fees: Tax fees relate to fees billed for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. We paid no fees to Ernst & Young for tax services for the fiscal years ended December 31, 2007 and 2006.

All Other Fees: All other fees consist of aggregate fees billed by Ernst & Young LLP for products and services other than the services reported above. The aggregate fees billed under this category for the fiscal years ended December 31, 2007 and 2006 were $0 and $2,000 respectively. These fees were for access to Ernst & Young’s on-line research tool.

Report of the Audit Committee

The Committee reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the TCS accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, as well as the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee discussed with the TCS independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has discussed with the independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of the TCS internal controls, and the overall quality of the TCS financial reporting. The Committee received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

The Committee also discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. The Company’s director of Internal Audit, who reports directly to the Audit Committee, met in executive session with the Committee (without management present) to report on his review of the Company’s system of internal controls.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. To assure auditor independence in their attest function, the Committee has also approved the selection of Ernst & Young LLP as TCS’s independent registered public accounting firm for 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders on June 12, 2008 with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions. The Audit Committee considered whether the provision by Ernst & Young LLP of the services entitled “all other fees” as discussed below is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee annually approves each year’s engagement for audit services in advance. The Committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any such fees pre-approved in this manner shall be reported to the Audit Committee at its next scheduled meeting. All services described above were pre-approved by the Audit Committee in fiscal 2007.

The Audit Committee has designated Mr. Thomas M. Brandt, Jr., Chief Financial Officer, to monitor the performance of all services provided by the independent auditors and to determine whether such services are in compliance with this policy. Mr. Brandt reports to the Audit Committee on a periodic basis the results of this monitoring. Any member of executive management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of any member of management.

AUDIT COMMITTEE

Richard A. Kozak, Chairman
Clyde A. Heintzelman
Byron F. Marchant

Compensation Committee

The Compensation Committee, which met five times in 2007, consists of Messrs. Bethmann and Latham. Mr. Heintzelman served as Chairman of the Compensation Committee until June of 2006, at which time Mr. Bethmann assumed the position of Compensation Committee Chairman, and Mr. Heintzelman subsequently resigned from the Compensation Committee in March of 2007. The Compensation Committee determines the compensation of our Chief Executive Officer and President and the compensation of the other executive officers and administers the Fifth Amended and Restated 1997 Stock Incentive Plan, Amended and Restated Employee Stock Purchase Plan and other executive officer compensation plans. The Compensation Committee’s Charter is available on the Company’s website (www.telecomsys.com) and will be provided to stockholders upon request.

Our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives in the highly competitive and dynamic wireless communications technology industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	Align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding executive officers for meeting operational goals designed to result in shareholder value increases;

•	Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	Foster a shared commitment among executives by coordinating their company and individual goals; and

•	Motivate our executives to manage our business to meet our long-range objectives.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, a long-term equity incentive compensation plan and broad-based benefits programs.

We place significant emphasis on pay for performance-based incentive compensation programs, which make compensation contingent on the attainment of Company and individual goals. This Compensation Discussion and Analysis explains our compensation program with respect to our chief executive officer, chief financial officer, and the other three most highly-compensated executive officers, which are collectively referred to as the named executive officers (“NEO”).

The Objectives of our Executive Compensation Program

We use the following principles to guide our decisions regarding executive compensation:

Provide compensation opportunities competitive with market levels.

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our shareholders, we strive to provide a total compensation package that is competitive with total compensation provided by our industry peer group, which we construct with the following companies:

• Neustar	• Sybase
• NCI Information Systems	• Globecomm Systems
• Comverse Technology	• ViaSat
• Openwave Systems	• Syniverse Technologies

We chose these companies because they are publicly traded companies in the commercial and technology sectors in which we operate and they are close to our size in terms of revenue and market capitalization. We believe that such companies provide an appropriate peer group because they consist of similar organizations against whom we compete for executive talent. We annually review the companies in our peer group and add or remove companies as necessary to insure that our peer group comparisons are meaningful. We changed our peer group slightly from the one used in 2006 by removing InfoSpace, which sold its comparable business line during 2007, and MapInfo, which was purchased by Pitney Bowes during 2007. To keep our peer group a consistent size, we added Globecomm and ViaSat for 2007. We used this same peer group when constructing the “performance graph” that appears in our Annual Report to Stockholders.

For each executive officer, we consider the relevance of data of our peer group, considering:

•	Our business need for the executive officer’s skills;

•	The contributions that the executive officer has made or we believe will make to our success;

•	The transferability of the executive officer’s managerial skills to other potential employers;

•	The relevance of the executive officer’s experience to other potential employers, particularly in the telecommunications technology industry; and

•	The readiness of the executive officer to assume a more significant role with another potential employer.

Base Salaries

We target base salaries to approximate the market median (50th percentile) for our peer group. To arrive at the 50th percentile for the base salaries of our named executive officers, we consider the median of the data gathered from proxy statements for the positions of the named executive officers in relation to the named executive officers of our peer group for each position. We also use data from publicly available surveys, when available, in addition to our peer group, in order to have a more complete overview of the competitive market for our executive talent.

Cash Incentives

Incentive award opportunities are targeted to result in Bonus Opportunity Plan payments equal to the market median of cash incentives paid by our peer group assuming our target business objectives are achieved.

Long-Term Equity Compensation

Annual equity grants are targeted at the 75th percentile of market practices for the executive officer, but may be adjusted based on individual performance. The allocation between long-term and currently paid out compensation reflects consideration of how our peer companies use long-term and currently paid compensation to pay their executive officers because we feel it is important to maintain parity with competitors for our management team.

Total Compensation

Total compensation is targeted at the 75th percentile of our peer group, considering individual performance and experience.

Require performance goals to be achieved in order for the majority of the target pay levels to be earned.

Our executive compensation program emphasizes pay for performance. Performance is measured based on achievement of company and individual performance goals that are aligned with our business strategy and are approved by our board of directors relative to its approved annual business plan. If the target level for the performance goals is exceeded, executives have an opportunity to earn cash incentive awards above the median of the market of our peer group. If the target levels for the performance goals are not achieved, executives may earn less or no Bonus Opportunity Plan payments.

Offer the same comprehensive benefits package to all full-time employees.

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Provide fair and equitable compensation.

We provide a total compensation program that we believe will be perceived by both our executive officers and our shareholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each executive officer, we also consider the pay of each executive officer relative to each other executive officer and relative to other members of the management team. We have designed the total compensation programs to be consistent for our executive management team.

Certain Policies of our Executive Compensation Program

We have adopted the following material policies related to our executive compensation program:

•	Allocation between long-term and currently paid out compensation: The compensation we currently pay consists of base pay and annual cash incentive compensation in the form of the Bonus Opportunity Plan payments. The long-term compensation consists entirely of awards of stock options or restricted shares pursuant to our Fifth Amended and Restated 1997 Stock Incentive Plan, as amended. The allocation between long-term and currently paid out compensation reflects consideration of how our peer companies use long-term and currently paid compensation to pay their executive officers because we feel it is important to maintain parity with competitors for our management team.

•	Allocation between cash and non-cash compensation: It is our policy to allocate all currently paid compensation in the form of cash and all long-term compensation in the form of awards of options to purchase our common stock or restricted shares of our Class A common stock, because we believe that this balance best serves our interests in retaining experienced managers while also aligning their long-term compensation with shareholder interests in long-term growth and success.

Our Executive Compensation Programs

The basic elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each compensation program.

Element	Characteristics	Purpose

Base salary	Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on performance; targeted at the median market pay level.	Keep our annual compensation competitive with the market for skills and experience necessary to meet the requirements of the executive’s role with us.
Bonus Opportunity Plan awards	Performance-based annual cash incentive earned based on company and individual performance against target performance levels; targeted at the median market pay level.	Motivate and reward for the achievement and over-performance of our critical financial and strategic goals. Amounts earned for achievement of target performance levels based on our annual budget is designed to provide a market-competitive pay package at median performance; potential for lesser or greater amounts are intended to motivate participants to achieve or exceed our financial performance goals and to not reward if performance goals are not met.
Long-term equity incentive plan awards (stock options and restricted shares)	Performance-based equity award which has value to the extent our common stock price increases over time; targeted at the 75th percentile of market pay level and/or competitive practices at peer companies.	Align interest of management with shareholders; motivate and reward management to increase the shareholder value of the company over the long term.
Vesting based on continued employment will facilitate retention; amount realized from exercise of stock options rewards increased shareholder value of the company; provides change in control protection.
Retirement savings opportunity	Tax-deferred 401(k) plan in which all employees can choose to defer compensation for retirement. We provide discretionary but non-discriminatory matching contributions to all employees based on operational performance; we do not allow employees to invest these savings in company stock.	Provide employees the opportunity to save for their retirement. Account balances are affected by contributions and investment decisions made by the employee.
Health & welfare benefits	Fixed component. The same/comparable health & welfare benefits (medical, dental, vision, disability insurance and life insurance) are available for all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.

In general, compensation or amounts realized by executives from prior compensation from us, such as gains from previously awarded stock options or options awards, are not taken into account in setting other elements of compensation, such as base pay, Bonus Opportunity Plan payments, or awards of stock options or restricted shares under our long-term equity incentive program, because we believe that the opportunity for additional cash and equity compensation is a significant motivator and we want our executives to be rewarded for contributing to our success. With respect to new executive officers, we take into account their prior base salary and annual cash incentive, as well as the contribution expected to be made by the new executive officer, the business needs and the role of the executive officer with us.

Annual Cash Compensation

Base Salary

Annually we review salary ranges and individual salaries for our executive officers. We establish the base salary for each executive officer based on consideration of median pay levels of our peer group and internal factors, such as the individual’s performance and experience, and the pay of others on the executive team. For example, in the case of Mr. Lorello, we considered the additional responsibilities that he assumed in 2007.

We also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. For the fiscal year ended December 31, 2007, cash compensation to our named executive officers was approximately $1.6 million, with our chief executive officer receiving approximately $452,917 of that amount. We believe that the base salary paid to our executive officers during 2007 achieves our executive compensation objectives, compares appropriately to our peer group and is within our target of providing a base salary at the market median.

In 2008, adjustments to our executive officers’ total compensation were made based on an analysis of current market pay levels of peer companies. In addition, we relied on the judgment of the Committee members, using information available to the Committee Chairman whose profession is executive recruiting, to consider executive salary levels in companies whose business intersects with certain facets of ours. In addition to the pay levels of our peer group, factors taken into account in making any changes for 2008 included the contributions made by the executive officer, the performance of the executive officer, the role and responsibilities of the executive officer and the relationship of the executive officer’s base pay to the base salary of our other executives.

Bonus Opportunity Plan Awards

Consistent with our emphasis on pay for performance incentive compensation programs, we have established a written Bonus Opportunity Plan pursuant to which our executive officers, including our named executive officers, are eligible to receive Bonus Opportunity Plan awards based upon annual established performance targets, including financial measures and other factors, including individual performance. The Bonus Opportunity Plan is important to focus our executive officer’s efforts and reward executive officers for annual operating results that help create value for our shareholders. The Bonus Opportunity Plan award represents approximately 30% to 65% of a named executive officer’s total potential cash compensation, depending on the executive’s role.

In 2007, our named executive officers exceeded some but not all of the target business objectives, which result in an earned aggregate of 75% of the potential cash bonuses under the Bonus Opportunity Plan. The incentive plan targets for the Bonus Opportunity Plan are determined through our annual planning process, which generally begins in October before each fiscal year.

For 2007, the financial measures used to determine annual incentive cash payments included revenue (total revenue and/or specific revenue targets for the operating unit within the executive’s control), EBITDA, cash on hand at year-end, a goal tied to the tangible net worth covenants in our bank line of credit, and, in the case of our Chief Marketing and Chief Technology Officers, attainment of certain operational and subjective goals related to the executive’s role. We set individual goals for only our CMO and CTO because their respective responsibilities include matters for which the results are more directly within their respective control and on which we want them to apply focused efforts. For 2007, the individual goals included:

Chief Marketing Officer

•	Plan and execute speaking engagements designed to draw attention to our business

•	Produce Company-related articles in technical or trade publications

•	Generate patent licensing revenue

Chief Technology Officer

•	Control research and development expenditures

•	Generate customer satisfaction survey results

•	Achieve “days sales outstanding” metrics

The goals for our company and individual measures were established so that target attainment was not assured. The attainment of payment for performance at target or above would have required significant effort on the part of our executives.

The revenue measure is designed to reflect our objective of developing new products and markets, growing top line revenue, and expanding our market share in existing markets. To ensure we efficiently develop and expand our markets, the EBITDA measure motivates our executives to manage our costs and to take into account the appropriate level of expenses expected with our growth. The cash on hand measure is designed to ensure that the appropriate level of attention is paid to the need to fund our operations and investments for the next rolling twelve-month period. The tangible net worth goal provides focus on maintaining our balance sheet in a manner that exceeds the requirements of our bank arrangements to avoid liquidity issues on an on-going basis. The operational and subjective goals provide recognition for contributions made to the overall health of the business and are intended to capture how the executive officer has performed in areas that are not quantified in the major metrics.

A business plan which contains annual financial and strategic objectives is developed each year by management, reviewed and recommended by the executive officers, presented to the board of directors, and ultimately reviewed and approved by our board of directors with such changes it deems appropriate. The Bonus Opportunity Plan is presented to the Compensation Committee for review and approval with such modifications it deems appropriate.

Bonus Opportunity Plan awards are determined at year-end based on our performance against the approved Bonus Opportunity Plan targets. The Compensation Committee also has the ability to exercise discretion in adjusting awards based on its consideration of each executive officer’s individual performance and for each executive officer other than the chief executive officer, based on a review of such executive’s performance as communicated to the Compensation Committee by the chief executive officer, and our overall performance during the year. The committee may modify the Bonus Opportunity Plan awards prior to their payment.

2007 Financial Measures

Shown as a percentage of the total Bonus Opportunity Plan award at target in the following table, is the weighting of the measures used to determine award payments to the named executive officers for the fiscal year ended December 31, 2007.

2007 Measures		CEO	COO	CFO	CTO	CMO

Company/team performance	• Revenue	20%	30%	20%	25%	20%
	• EBITDA	30%	60%	30%	30%	20%
	• Cash at end of year	20%		20%
	• Tangible Net Worth	10%		10%
	• Net Income	20%	10%	20%	15%	20%
Individual performance					30%	40%

		100%	100%	100%	100%	100%

The “cash at end of year” and “tangible net worth” goals applied only to the CEO and CFO because those executives have the most direct influence on the decisions that produce these results. The EBITDA goal was significantly more weighted with respect to our COO because he manages the Company’s operations and approves the expense and investment decisions that most significantly influence the EBITDA results.

Bonus Opportunity Plan Payout

If a Named Executive Officer does not achieve 85% of all of his goals, there is no payout of the bonus opportunity. If an NEO meets 85%, but not 100% of his goals, the Compensation Committee evaluates what percentage of his goals were met, and adjusts his actual payment downward accordingly. If an NEO exceeds all of his corporate goals and personal objectives, he receives his “target” payment and is eligible to also receive additional payments to the extent our EBITDA and Net Income results exceed our targets. The payment opportunities under the 2007 annual Bonus Opportunity Plan were set based on competitive market pay levels of our peer group and are shown as a percentage of annual base salary at corresponding levels of performance against our goals as shown in the following table:

2007 Bonus Opportunity Plan Payout Level Based on Goal Achievement
Officer	At 100% (Target)	Bonus Adjustments Based on Performance

CEO	65% of base salary	1% increase in bonus pool for every 2% EBITDA exceeds goal and 1% increase in bonus pool for every 1% Net Income exceeds goal.
COO	45% of base salary	1% increase in bonus pool for every 2% EBITDA exceeds goal and 1% increase in bonus pool for every 1% Net Income exceeds goal.
CFO	40% of base salary	1% increase in bonus pool for every 2% EBITDA exceeds goal and 1% increase in bonus pool for every 1% Net Income exceeds goal.
CTO	40% of base salary	1% increase in bonus pool for every 2% EBITDA exceeds goal and 1% increase in bonus pool for every 1% Net Income exceeds goal.
CMO	30% of base salary	1% increase in bonus pool for every 2% EBITDA exceeds goal and 1% increase in bonus pool for every 1% Net Income exceeds goal.

The actual annual incentive payments made to our named executive officers pursuant to our Bonus Opportunity Plan for the fiscal year ended December 31, 2007 are set forth below in the Summary Compensation Table. We believe that the annual incentive payments made to our named executive officers for the fiscal year ended December 31, 2007 achieved our executive compensation objectives, compare appropriately to our peer group and are within our target of providing total compensation at the 75th percentile of the market with outstanding performance achievement.

Long-term Equity Incentive Compensation

We award long-term equity incentive grants to executive officers, including the named executive officers, as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive officers to the interests of our shareholders. The Compensation Committee reviews and approves the amount of each award to be granted to each named executive officer. Long-term equity incentive awards are made pursuant to our Fifth Amended and Restated 1997 Stock Incentive Plan (the “1997 Plan”).

Our long-term equity incentive compensation currently is primarily in the form of options to acquire our common stock, but some restricted shares also have been awarded. The value of the stock options awarded is dependent upon the performance of our common stock price. While the 1997 Plan allows for other forms of equity compensation, the Compensation Committee and management believe that currently stock options and/or restricted shares are the appropriate vehicle to provide long-term incentive compensation to our executive officers because their characteristics are readily understood by our executives and investors, provide the long term incentive that we believe is important, and there currently is no compelling reason to develop more complex equity incentive programs. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price for a period of up to ten years under the 1997 Plan. Stock options are earned on the basis of continued service to us and generally vest over three years, beginning with one-third vesting at each one year anniversary of the date of grant.

The exercise price of each stock option granted 2007 is the fair market value of our common stock on the grant date. We do not have any program, plan or practice of setting the exercise price based on a date or price other than the fair market value of our common stock on the grant date.

Our executive officers and other employees are eligible to receive annual awards of stock options based on the company’s performance in the prior fiscal year. In setting individual grants, we consider our performance relative to the financial and strategic objectives set forth in the annual business plan, the previous year’s individual performance of each executive officer, and the market pay levels for the executive officer. Annual grants are targeted at the 75th percentile of market practices for the executive officer, but may be adjusted based on individual performance. This analysis is also used to determine any new hire or promotion-related grants that may be made during the year.

Generally, we do not consider an executive officer’s stock holdings or previous stock option grants in determining the number of stock options to be granted. We believe that our executive officers should be fairly compensated each year relative to market pay levels of our peer group and relative to our other executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation.

While the vast majority of stock option awards to our executive officers have been made pursuant to our annual grant program or in connection with their hiring or promotion, the Compensation Committee retains discretion to make stock option awards to executive officers at other times, including in connection with the hiring of a new executive officer, the promotion of an executive officer, to reward executive officers, for retention purposes or for other circumstances recommended by management or the Compensation Committee. The exercise price of any such grant would be the fair market value of our stock on the grant date.

Other Benefits

Retirement Savings Opportunity

All employees, including our named executive officers, may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions up to the current Internal Revenue Service limits. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We match contributions made by our employees to the 401(k) Plan at discretionary amounts. For 2007 we contributed 25% of each employee’s contribution to the 401(k) plan and for 2008 we intend to contribute 35% of each employee’s contribution to the 401(k) plan. We currently do not provide an option for our employees to invest in our company’s stock in the 401(k) plan.

We do not currently offer a nonqualified deferred compensation arrangement to any employees, including our named executive officers.

Health and Welfare Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Employment Agreements, Severance Benefits and Change in Control Provisions

Except with respect to our Chairman and Chief Executive Officer, Mr. Maurice B. Tosé, we have employment agreements in effect with our named executive officers. We intend to enter into an employment agreement with Mr. Tosé in 2008. No assurance can be given that we will be successful in negotiating such an agreement with Mr. Tosé. We entered into the existing agreements to ensure the named executive officers would perform the role for an extended period of time and we considered the critical nature of the positions and our need to retain the individuals.

The agreements with our named executive officers, except for Mr. Tosé, provide that if the executive is terminated for cause or terminates without good reason, we are obligated to pay only those wages and bonuses pursuant to the terms of our annual incentive plan and other compensation then vested. If terminated without cause or if he terminates the employment agreement for good reason, in addition to the payment of amounts then vested, in exchange for a general release of all claims, he is entitled to salary in an amount which is the greater of the current annual salary for the remaining term of the agreement, or six months’ salary.

In the alternative, if a named executive officer’s employment with us is terminated because of a change in control, as defined in the agreement, then he is entitled to one year’s salary (except for Mr. Richard Young, Chief Operating Officer, who is entitled to two years’ salary) and all then outstanding stock options become immediately vested. We believe these provisions are important to ensure that our executives remain with us through the closing of any sale of the business. The terms of these agreements are discussed in greater detail in the Employment Agreements section below.

Stock Ownership Guidelines

Stock ownership guidelines were not in effect in 2007. Effective January 28, 2008, the Board adopted a guideline that Board members should maintain equity ownership in the corporation of a value equal to two times the annual retainer for Board members. Current directors not owning equity in the recommended amount will have three years from January 28, 2008 to accumulate that amount, and new directors will have three years from the date their service begins to accumulate the appropriate amount. The guideline also provides that in accumulating the equity ownership, a Director should strive to achieve at least one-third of the guideline ownership amount in each year of the three year period. We have chosen not to require stock ownership by named executive officers given their long tenure and the evolution of our company. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Securities Trading Policy

Our securities trading policy states that executive officers, including the named executive officers, and directors may not purchase or sell puts or calls to sell or buy our stock, or engage in short sales with respect to our stock.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on these reviews and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2008 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

James M. Bethmann (Chairman)
Weldon H. Latham

Compensation Committee Interlocks

None of the members of the Compensation Committee is a current or former officer or employee of the Company. During 2007, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2007, none of the company’s executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Compensation of the Named Executive Officers

The following table shows all compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly paid executive officers whose annual salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2007:

Summary Compensation Table

				Non-Equity
Name and Principal			Option	Incentive	All Other
Position	Year	Salary	Awards(1)	Comp. Plan(2)	Compensation(3)	Total

Maurice B. Tosé	2007	$452,917	$835,094	$246,179	$50,283	$1,584,473
Chief Executive Officer, President, and Chairman of the Board
Richard A. Young	2007	$320,301	$525,578	$98,816	$35,956	$984,358
Executive Vice President, Chief Operating Officer
Thomas M. Brandt, Jr.	2007	$282,126	$411,440	$81,171	$35,956	$810,693
Senior Vice President and Chief Financial Officer
Drew A. Morin	2007	$276,594	$411,440	$84,449	$25,651	$798,134
Senior Vice President and Chief Technology Officer
Timothy J. Lorello	2007	$230,000	$171,719	$43,700	$33,079	$478,498
Senior Vice President Commercial Sales & Chief Marketing Officer

(1)	Includes stock options and restricted shares granted in 2004, 2005, 2006 and 2007 to the extent the vesting period for such grants fell in 2007. Please refer to footnote 17 to our financial statements for a discussion of the assumptions related to the calculation of such value.

(2)	Represents amounts earned in 2007 under the Bonus Opportunity Plan.

(3)	Represents payments made to each of these executive officers in lieu of accrued vacation, plus matching contributions made by us under our 401(k) plan and health and life insurance premiums paid by us, as follows:

	All Other Compensation
		401(k)
	Vacation	Matching	Insurance
	Payout	Contribution	Premiums	Total

Mr. Tosé	$32,965	$3,875	$13,443	$50,283
Mr. Young	$23,220	$3,000	$13,443	$39,663
Mr. Brandt	$18,638	$3,875	$13,443	$35,956
Mr. Morin	$9,208	$3,000	$13,443	$25,651
Mr. Lorello	$19,636	$0	$13,443	$33,079

The following tables provide information about options granted, exercised and held by the executive officers named in the Summary Compensation Tables at December 31, 2007.

2007 Grants of Plan-Based Awards

In this table, we provide information concerning each grant of an award made to a named executive officer in the most recently completed fiscal year. This includes cash compensation under the Bonus Opportunity Plan and stock option awards under the Company’s Fifth Amended and Restated 1997 Stock Incentive Plan, each of which is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” The threshold, target and maximum columns reflect the range of estimated payouts under the Bonus Opportunity Plan. In the 7th and 8th columns, we report the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices. In all cases, the exercise price was equal to the closing market price of our common stock on the date of grant. Finally, in the last column, we report the aggregate FAS 123(R) value of all awards made in 2007; in contrast to how we present amounts in the Summary Compensation Table, we report such figures here without apportioning such amount over the service or vesting period.

							Option
							Awards:		Grant Date
			Estimated Future Payouts			Stock	Number of	Exercise	Fair Value
		Equity	Under Non-Equity Incentive			Awards:	Securities	Price of	of Stock
		Award	Plan Awards			Number of	Underlying	Option	and Option
	Award	Grant	Threshold	Target	Maximum	Securities	Options	Awards	Awards
Name	Type	Date	($)	($)	($)	(#)	(#)	($/sh)	($)

Maurice B. Tosé	BOP(1)		$119,671	$359,012	(3)
	Options(2)	2/6/2007				20,400	375,000	$3.69	$1,095,276
Richard A. Young	BOP(1)		$86,275	$189,804	(3)
	Options(2)	2/6/2007				11,200	230,000	$3.69	$666,928
Thomas M. Brandt, Jr.	BOP(1)		$75,005	$150,011	(3)
	Options(2)	2/6/2007				5,600	170,000	$3.69	$483,064
Drew A. Morin	BOP(1)		$73,750	$147,501	(3)
	Options(2)	2/6/2007				5,600	170,000	$3.69	$483,064
Timothy J. Lorello	BOP(1)		$66,269	$172,299	(3)
	Options(2)	2/6/2007				5,600	63,000	$3.69	$192,024

(1)	Information relates to the Bonus Opportunity Plan for 2008.

(2)	Granted under the TeleCommunication Systems, Inc. Fifth Amended and Restated 1997 Stock Incentive Plan. The stock options granted to the named executive officers in 2007 have a 10-year term and vest in equal increments in each of the three successive anniversaries of the grant date. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, reduction-in-force and change in control). However, options have an implicit performance criterion because the options have no value to the executive until they vest and unless and until our stock price exceeds the exercise price.

(3)	The Bonus Opportunity Plan provides for incremental increases in the potential payout amount in the event certain performance results exceed the specified goals, and does not specify a maximum amount.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

	Option Awards
		Securities	Securities
		Underlying	Underlying	Exercise
		Options	Options	Price	Expiration
	Grant Date	(#) Exercisable	(#) Unexercisable	($)	Date

Maurice B. Tosé	6/22/2001	318,500	0	$3.05	6/22/2011
	6/22/2001	136,500	0	$3.60	6/22/2011
	2/15/2002	135,000	0	$3.10	2/15/2012
	2/26/2004	436,404	0	$6.81	2/26/2014
	6/9/2005	177,903	88,952	$2.52	6/9/2015
	3/8/2006	94,996	189,994	$2.39	3/8/2016
	2/6/2007	0	375,000	$3.69	2/6/2017
Richard A. Young	6/22/2001	175,000	0	$3.05	6/22/2011
	6/22/2001	75,000	0	$3.60	6/22/2011
	2/15/2002	75,000	0	$3.10	2/15/2012
	2/26/2004	279,013	0	$6.81	2/26/2014
	6/9/2005	117,224	58,612	$2.52	6/9/2015
	3/8/2006	62,595	125,191	$2.39	3/8/2016
	2/6/2007	0	230,000	$3.69	2/6/2017
Thomas M. Brandt, Jr.	4/1/1999	96,370	0	$1.28	4/1/2009
	6/22/2001	87,500	0	$3.05	6/22/2011
	6/22/2001	37,500	0	$3.60	6/22/2011
	2/15/2002	63,000	0	$3.10	2/15/2012
	2/26/2004	157,392	0	$6.81	2/26/2014
	6/9/2005	101,453	50,727	$2.52	6/9/2015
	3/8/2006	54,174	108,348	$2.39	3/8/2016
	2/6/2007	0	170,000	$3.69	2/6/2017
Drew A. Morin	6/22/2001	87,500	0	$3.05	6/22/2011
	6/22/2001	37,500	0	$3.60	6/22/2011
	2/15/2002	63,000	0	$3.10	2/15/2012
	2/26/2004	157,392	0	$6.81	2/26/2014
	6/9/2005	101,453	50,727	$2.52	6/9/2015
	3/8/2006	54,174	108,348	$2.39	3/8/2016
	2/6/2007	0	170,000	$3.69	2/6/2017
Timothy J. Lorello	6/22/2001	87,500	0	$3.05	6/22/2011
	6/22/2001	37,500	0	$3.60	6/22/2011
	2/15/2002	63,000	0	$3.10	2/15/2012
	2/26/2004	100,158	0	$6.81	2/26/2014
	6/9/2005	50,000	25,000	$2.52	6/9/2015
	3/8/2006	9,699	53,398	$2.39	3/8/2016
	2/6/2007	0	63,000	$3.69	2/6/2017

(1)	Vesting dates of unvested option awards are as follows:

Vesting	Mr. Tosé	Mr. Young	Mr. Brandt	Mr. Morin	Mr. Lorello
Date	# Options	# Options	# Options	# Options	# Options

2/6/2008	125,000	76,666	56,666	56,666	21,000
3/8/2008	94,997	62,595	54,174	54,174	26,696
6/9/2008	88,952	58,612	50,727	50,727	25,000
1/28/2009	133,333	83,333	66,666	66,666	33,333
2/6/2009	125,000	76,667	56,667	56,667	21,000
3/8/2009	94,997	62,596	54,174	54,174	26,699
1/28/2010	133,333	83,333	66,667	66,667	26,049
2/6/2010	125,000	76,667	56,667	56,667	21,000
1/28/2011	133,334	83,334	66,667	66,667	972

2007 Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and vesting of stock (restricted stock) during the most recently completed fiscal year fore each named executive officer on an aggregated basis. The restricted stock that vested in the most recently completed fiscal year was granted in 2007. The table reports the number of shares of stock that vested and the aggregate dollar value realized upon vesting of the stock.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)

Maurice B. Tosé	0	0	20,400	$76,898
Richard A. Young	0	0	7,471	$29,912
Thomas M. Brandt, Jr.	0	0	5,600	$21,108
Drew A. Morin	0	0	4,490	$17,445
Timothy J. Lorello	17,000	$26,860	4,964	$19,009

(1)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

The following table provides information for all equity compensation plans at plans December 31, 2007, under which our equity securities were authorized for issuance:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	11,154,769	$3.69	7,427,956
Equity compensation plans not approved by security holders	None	N/A	None

Total	11,154,769	$3.69	7,427,956

(1)	As a result of the merger of XYPOINT Corporation (“XYPOINT” ) with the Company effective January 15, 2001 and the merger of ReachNet, Inc. (“ReachNet” ) with the Company effective February 14, 2001, the Company assumed the options issued under the XYPOINT 1995, 1997 and 2000 Stock Option Plans and the ReachNet 2000 Stock Incentive Plan. As of December 31, 2006, 86,548 shares of our Class A Common Stock were reserved for future issuance upon the exercise of the outstanding stock options assumed in the mergers at a weighted average exercise price of $6.63. No further options may be granted under the XYPOINT 1995, 1997 and 2000 Stock Option Plans or the ReachNet 2000 Stock Incentive Plan.

Employment Agreements

We have entered into employment agreements with Messrs. Young, Brandt, Morin and Lorello which became effective February 1, 2001. See also the “Employment Agreements, Severance Benefits and Change in Control Provisions” section of the Compensation Discussion and Analysis portion of this Proxy Statement. The employment agreements provide for their annual salaries as adjusted annually by the Board of Directors, and give them the opportunity to participate in bonus or incentive compensation plans of the Company, if any. The agreements state an initial term of one year from the effective date, and automatically extend for additional one-year increments until terminated by us or the individuals.

The individuals may resign their employment voluntarily by giving 30 days notice to the Board of Directors. If we terminate any of the individuals without cause or if the individual resigns with good reason, he is entitled to receive from us his earned bonus plus an amount equal to the greater of the salary he would have received during the balance of the term of the employment contract, or six months. Under the agreements, “cause” means committing an act of gross negligence or other willful act that materially adversely affects TCS, acts of dishonesty involving fraud or embezzlement or being convicted or pleading no contest to a felony involving theft or moral turpitude. Under the agreements, “good reason” includes circumstances that constitute a material diminution in authority, require the individual to physically relocate more than 75 miles and any material breach by the Company of its obligations under the agreement. If we terminate an individual’s employment without cause, or if he resigns for good reason, within 12 months of a change in control, he is entitled to receive from us an amount based upon his annual salary. Mr. Young is entitled to receive two times his annual salary, and the other individuals are entitled to receive one times their annual salary. The following table summarizes estimated payments to the named executive officers upon termination without cause or resignation for good reason after a change in control assuming that the termination event was effective as of the last day of the most recently completed fiscal year, or December 31, 2007.

		Potential Payments Upon
	Potential Payments Upon	Termination Without Cause
	Termination Without Cause	or for Good Reason after
Name	or for Good Reason	a Change in Control

Richard A. Young	$161,201	$644,804
Thomas M. Brandt, Jr.	141,908	283,815
Drew A. Morin	139,125	278,250
Timothy J. Lorello	115,000	230,000

Pursuant to the agreements, vesting of any stock options awarded to the individuals shall be immediately accelerated in the event of a change of control as defined in the agreements. The following table summarizes the intrinsic value of stock options that would be accelerated upon a change of control, assuming that a change of control event occurred on December 31, 2007

Intrinsic Value of
Stock Options Accelerated
Name	Upon Change in Control(1)

Richard A. Young	$207,429
Thomas M. Brandt, Jr.	179,523
Drew A. Morin	179,523
Timothy J. Lorello	88,476

(1)	Intrinsic value was determined by subtracting the exercise price of in-the-money stock options from the market price on December 31, 2007, multiplied by the number of shares underlying outstanding options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2003, we entered into a lease with Annapolis Partners LLC to explore the opportunity of relocating our Annapolis offices to a planned new real estate development. Our President and Chief Executive Officer owns a controlling voting and economic interest in Annapolis Partners LLC and he also serves as a member. The financial and many other terms of the lease have not yet been established. The lease is subject to several contingencies and rights of termination. For example, the lease can be terminated at the sole discretion of our Board of Directors if the terms and conditions of the development are unacceptable to us, including without limitation the circumstances that market conditions make the lease not favorable to us or the overall cost is not in the best interest of us or our shareholders, or any legal or regulatory restrictions apply. Our Board of Directors will evaluate this opportunity along with alternatives that are or may become available in the relevant time periods and there is no assurance that we will enter into a definitive lease at this new development site.

OTHER MATTERS

We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that Messrs. Brandt and White will vote the proxies in accordance with their best judgment.

SHAREHOLDERS SHARING THE SAME ADDRESS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 410.263.7616. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The Annual Report of the Company, including financial statements of the Company for the fiscal year ended December 31, 2007 is being mailed to the stockholders with this Proxy Statement. You may request, without charge, a copy of the Company’s 2007 Annual Report on Form 10-K, as filed with the SEC, by addressing a request to TeleCommunication Systems, Inc., 275 West Street, Annapolis, Maryland 21401 Attention: Investor Relations.

By Order of the Board of Directors,

Bruce A. White
Secretary
Annapolis, Maryland
May 1, 2008

ANNUAL MEETING OF STOCKHOLDERS OF
TELECOMMUNICATION SYSTEMS, INC.
June 12, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■	20200000000000000000 6	061208

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Clyde A. Heintzelman
		¡	Richard A. Kozak

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

2.	TO ACT UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
The undersigned hereby acknowledges receipt of notice of said meeting and the related Proxy Statement.
IF NO CHOICE IS INDICATED ABOVE, THE PROXIES WILL VOTE “FOR” ALL DIRECTOR NOMINEES.
PLEASE MARK, SIGN AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED POSTAGE PAID ENVELOPE

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

0	■
TELECOMMUNICATION SYSTEMS, INC.
Annapolis, Maryland 21401
ANNUAL MEETING JUNE 12, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Thomas M. Brandt, Jr. and Bruce A. White, and each of them, proxies (and if the undersigned is a proxy, as substitute proxies) each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock and Class B Common Stock of TeleCommunication Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, June 12, 2008, at 10:00 a.m. local time, at the The Westin Annapolis, 100 Westgate Circle, Annapolis, MD 21401 and any adjournments or postponements thereof.
(Continued and to be signed on the reverse side)

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